Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Ken Owen, Chief Financial Officer
ir@oiltankingpartners.com
(855) 866-6458

Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600

OILTANKING PARTNERS, L.P. ANNOUNCES
EXECUTIVE MANAGEMENT CHANGES

HOUSTON – June 26, 2012 – Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today announced that effective immediately, Carlin Conner, Chairman, President and Chief Executive Officer (CEO) of the Partnership’s general partner has assumed the additional role of Managing Director of Oiltanking GmbH and will join the Executive Board of Marquard & Bahls AG (“M&B”), the indirect owner of the Partnership’s general partner. Rutger van Thiel, the current Oiltanking GmbH Managing Director, will be leaving Oiltanking and will no longer serve as a director on the board of the Partnership's general partner.

“I am very pleased to have been given the additional role of Managing Director of Oiltanking GmbH,” said Carlin. “Our tremendous global asset footprint, coupled with an exceptionally talented and hard-working employee base, positions Oiltanking exceedingly well to capitalize on favorable long-term trends in our industry.”

Christian Flach, CEO of M&B, added, “Marquard and Bahls remains firmly committed to continuing to build and grow Oiltanking Partners, Oiltanking North America and Oiltanking GmbH globally. We are extremely encouraged by the growth prospects that Carlin and his management team have developed and accomplished over the past several years, both at the Partnership and at Oiltanking North America, and believe Carlin is the right individual to lead Oiltanking globally for the foreseeable future.”

Mr. Conner will continue to drive the Partnership’s strategy and will remain as Chairman of the board of the general partner of the Partnership. He will also remain as CEO of the Partnership until the board appoints his successor. The board is considering both internal and external candidates for the CEO position and expects to announce a decision in the near future.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership's current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership's filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

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